FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
April 19, 2021	Emlen Harmon, Managing Director - Investor Relations
212.309.7646
http://www.sterlingbancorp.com
Sterling Bancorp announces results for the first quarter of 2021 with diluted earnings per share available to common stockholders of $0.50 (as reported) and $0.51 (as adjusted).
Key Performance Highlights
▪GAAP EPS increased $0.12 and adjusted EPS increased $0.02 over the linked quarter.
▪Net interest margin excluding accretion income1 of 3.30%, an increase of five basis points (“bps”) over the linked quarter.
▪Cost of funding liabilities decreased by six bps to 27 bps; earning asset yields decreased by one bp to 3.68%.
▪Adjusted PPNR excluding accretion income1, 2 of $123.9 million; declined $6.4 million, or 4.9%, over the linked quarter.
▪Total deposits were $23.8 billion, an increase of 5.7% over a year ago.
▪Total core deposits were $22.2 billion, an increase of 3.4% over a year ago.
▪Total commercial loans were $19.5 billion, an increase of 0.4% over a year ago.
▪Average commercial loans were $19.6 billion, a 3.9% increase over the first quarter of 2020.
▪Adjusted non-interest expense1 was $110.6 million, adjusted operating efficiency ratio3 was 44.3%.
▪NPLs increased by $1.5 million to $168.6 million; ACL / portfolio loans of 1.53% and ACL / NPLs of 191.7%.
▪TCE / TA1 was 9.63% and tangible book value per common share1 was $14.08, an increase of 9.7% over a year ago.
▪Declared second quarter dividend per common share of $0.07.
▪Repurchased 1.2 million shares in the first quarter at a cost of $27.3 million and an average of $22.12 per share.
▪Completed previously announced redemption of subordinated debt - Bank on April 1, 2021.
▪Announced Banking as a Service partnerships with Google Plex, Bright Fi and Rho Technologies.
Results for the Three Months ended March 31, 2021 vs. March 31, 2020

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	March 31, 2020	March 31, 2021	Change % / bps	March 31, 2020	March 31, 2021	Change % / bps
Total assets	$30,335,036	$29,914,282	(1.4)%	$30,335,036	$29,914,282	(1.4)%
Total portfolio loans, gross	21,709,957	21,151,973	(2.6)	21,709,957	21,151,973	(2.6)
Total deposits	22,558,280	23,841,718	5.7	22,558,280	23,841,718	5.7
PPNR[1,2]	144,385	132,105	(8.5)	126,203	123,895	(1.8)
Net income available to common	12,171	97,187	698.5	(3,124)	97,603	NM
Diluted EPS available to common	0.06	0.50	733.3	(0.02)	0.51	NM
Net interest margin	3.16%	3.38%	22	3.21%	3.43%	22
Tangible book value per common share[1]	$12.83	$14.08	9.7	$12.83	$14.08	9.7
Results for the Three Months ended March 31, 2021 vs. December 31, 2020

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	December 31, 2020	March 31, 2021	Change % / bps	December 31, 2020	March 31, 2021	Change % / bps
PPNR[1,2]	$122,474	$132,105	7.9	$130,257	$123,895	(4.9)
Net income available to common	74,457	97,187	30.5	94,323	97,603	3.5
Diluted EPS available to common	0.38	0.50	31.6	0.49	0.51	4.1
Net interest margin	3.33%	3.38%	5	3.38%	3.43%	5
Operating efficiency ratio[3]	52.1	47.2	(490)	43.0	44.3	130
Allowance for credit losses (“ACL”) - loans	$326,100	$323,186	(0.9)	$326,100	$323,186	(0.9)
ACL to portfolio loans	1.49%	1.53%	4	1.49%	1.53%	4
ACL to NPLs	195.2	191.7	(4)	195.2	191.7	(4)
Tangible book value per common share[1]	$13.87	$14.08	1.5	$13.87	$14.08	1.5

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 20.
2. PPNR represents pretax pre-provision net revenue. PPNR and PPNR excluding accretion income are non-GAAP measures and are measured as net interest income plus non-interest income less operating expenses before tax.
3. Operating efficiency ratio is a non-GAAP measure. See page 23 for an explanation of the operating efficiency ratio.

120

PEARL RIVER, N.Y. – April 19, 2021 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three months ended March 31, 2021. Net income available to common stockholders for the three months ended March 31, 2021 was $97.2 million, or $0.50 per diluted share, compared to net income available to common stockholders of $74.5 million, or $0.38 per diluted share, for the linked quarter ended December 31, 2020, and net income available to common stockholders of $12.2 million, or $0.06 per diluted share, for the three months ended March 31, 2020.

Chief Executive Officer’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “We are pleased with our results for the first quarter of 2021. While the economic environment remains challenging, the dedication of our colleagues, resilience of our business model and high quality of our client relationships is evident in our operating results. We continue to prioritize supporting our clients, colleagues and communities, and delivered strong profitability and substantial growth in tangible capital and tangible book value per common share.

“We opened 2021 with a strong first quarter. Our adjusted net income available to common stockholders was $97.6 million, or $0.51 per diluted share, which was an increase of two cents per share over the linked quarter. We saw improvements across many of our key profitability metrics, delivering adjusted return on average tangible assets of 1.42% and adjusted return on average tangible common equity of 14.6%. Adjusted PPNR excluding accretion income was $123.9 million, a decrease of 4.9% relative to the linked quarter, largely as a result of two fewer calendar days in the first quarter. Although loan origination activity continued to rebound in the first quarter of 2021, prepayment activity in certain portfolios has remained elevated, which impacted our earning assets balances. At March 31, 2021, our tangible book value per common share was $14.08, an increase of 9.7% over a year ago.

“We benefit from diversified asset origination capabilities allowing us to allocate capital to those business segments that deliver the most attractive risk-adjusted returns. We have a solid pipeline and anticipate stronger loan growth in the second quarter of 2021, driven by our C&I, CRE, and public sector businesses. Total commercial loans grew to $19.5 billion, an increase of 0.4% over the same period a year ago. At March 31, 2021, our total core deposits were $22.2 billion, which represented growth of $733.5 million, or 3.4%, over the linked quarter. Crucially, we continue to effectively manage our interest rate margin by substantially reducing our funding costs and protecting our earning asset yields. Our net interest income was $217.9 million in the first quarter and our tax equivalent net interest margin excluding accretion income was 3.30%, an increase of 5 basis points over the linked quarter.

“In our fee-based businesses, client activity and transaction volumes, while still below pre-pandemic levels, are beginning to recover. In the first quarter, total non-interest income was $32.4 million, a decline of $1.6 million versus the linked quarter, which included a gain of $3.7 million on the sale of commercial loans originated pursuant to the Paycheck Protection Program (“PPP”). Relative to the linked quarter, we saw growth in fee income in our loan syndications and cash management businesses and an increase in revenue from our customer derivatives businesses.

“In the first quarter, our adjusted non-interest expenses were $110.6 million and our adjusted operating efficiency ratio was 44.3%. We continue to invest in our technology infrastructure and digital capabilities, including in our digital banking offering Brio Direct, and in our Banking as a Service business. In the last 30 days, we announced a collaboration with Google to offer digital checking and savings accounts through the Google Plex platform, and entered into alliances with Rho Technologies and Bright Fi to offer a variety of banking services. We are also investing in our core business, to drive organic growth in key, high growth potential commercial verticals that offer attractive risk-adjusted returns, including by adding resources to our syndication, innovation finance, treasury management and small business teams. We are investing for the future, and are confident that these investments will drive scalable and sustainable growth in our business and earnings.

“Asset quality performance was in line with our expectations. As of March 31, 2021, the majority of our clients on loan payment deferrals had resumed making payments; with total loans on deferral decreasing $77.9 million to $130.5 million, or 0.6% of total portfolio loans. Total net charge-offs in the first quarter were $12.9 million, which included charges associated with the sale of $70.0 million of commercial loans, most of which were rated criticized or classified. As of March 31, 2021, our allowance for credit losses - portfolio loans was $323.2 million, or 1.53% of total loans and 191.7% of non-performing loans, reflecting an improving macro economic outlook but also our conservative approach to reserve releases as we continue to navigate through the credit cycle.

“We have a strong capital position. Our tangible common equity to tangible assets ratio increased eight basis points in the first quarter to 9.63% and our Tier 1 leverage ratio was 10.50%. We declared our regular dividend of $0.07 on our common stock, payable on May 14, 2021 to holders of record as of April 30, 2021. We restarted our stock repurchase program in the fourth quarter of 2020, repurchased 1.2 million shares in the first quarter of 2021 and have repurchased nearly 3.2 million shares since resuming our stock repurchase program. The program had 13.5 million shares available for repurchase as of March 31, 2021.

“Finally, I would like to thank our clients, shareholders, and colleagues, all of whom have exhibited extraordinary resilience to come through an exceptionally challenging period. I remain confident that the strength and diversification of our business model, our continued investments in technology and the dedication and commitment of our colleagues, positions us to drive continued and sustainable growth.”

Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
The Company’s GAAP net income available to common stockholders of $97.2 million, or $0.50 per diluted share, for the first quarter of 2021, included the following items:
▪a pre-tax gain of $719 thousand on the sale of investment securities;
▪a pre-tax charge of $633 thousand related to the sale of two financial centers and the exit of two back office locations; and
▪the pre-tax amortization of non-compete agreements and acquired customer list intangible assets of $148 thousand.
Excluding the impact of these items, adjusted net income available to common stockholders was $97.6 million, or $0.51 per diluted share. For the three months ended March 31, 2021, our effective income tax rate was 18.8%, which was comprised of an estimated effective tax rate for 2021 of 18.5% and the impact discrete items related to executive compensation and the vesting of stock-based compensation awards. Our effective tax rate for purposes of reporting for adjusted earnings was 13.5% and 12.5% for the three months ended December 31, 2020 and March 31, 2020, respectively.
Non-GAAP financial measures include the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 20.
Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Interest and dividend income	$273,527	$242,610	$233,847	(14.5)%	(3.6)%
Interest expense	61,755	20,584	15,933	(74.2)	(22.6)
Net interest income	$211,772	$222,026	$217,914	2.9	(1.9)

Accretion income on acquired loans	$10,686	$8,560	$8,272	(22.6)%	(3.4)%
Yield on loans	4.47%	3.90%	3.92%	(55)	2
Tax equivalent yield on investment securities[4]	2.96	2.94	3.02	6	8
Tax equivalent yield on interest earning assets[4]	4.13	3.69	3.68	(45)	(1)
Cost of total deposits	0.81	0.22	0.15	(66)	(7)
Cost of interest bearing deposits	1.00	0.29	0.20	(80)	(9)
Cost of borrowings	2.49	3.35	3.97	148	62
Cost of interest bearing liabilities	1.19	0.43	0.34	(85)	(9)
Total cost of funding liabilities[5]	0.98	0.33	0.27	(71)	(6)
Tax equivalent net interest margin[6]	3.21	3.38	3.43	22	5

Average loans, including loans held for sale	$21,206,177	$21,879,511	$21,294,550	0.4%	(2.7)%
Average commercial loans	18,820,094	19,992,074	19,553,823	3.9	(2.2)
Average investment securities	5,046,573	4,155,784	4,054,978	(19.6)	(2.4)
Average cash balances	489,691	331,587	648,178	32.4	95.5
Average total interest earning assets	26,980,261	26,522,991	26,149,732	(3.1)	(1.4)
Average deposits and mortgage escrow	22,692,568	23,849,187	23,546,928	3.8	(1.3)

4. Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
5. Includes interest bearing liabilities and non-interest bearing deposits.
6. Tax equivalent net interest margin is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average interest earning assets. The tax equivalent adjustment is assumed at a 21% federal tax rate in all periods presented.

First quarter 2021 compared with first quarter 2020
Net interest income was $217.9 million for the quarter ended March 31, 2021, an increase of $6.1 million compared to the first quarter of 2020. This was mainly due to a decline in interest expense in line with decreases in market rates of interest and the repayment of higher cost FHLB borrowings. Other key components of changes in net interest income were the following:
▪The tax equivalent yield on interest earning assets decreased 45 basis points to 3.68%, in line with period over period decreases in market rates of interest.
▪The decline in market interest rates drove a decrease in our yield on loans, from 4.47% in the first quarter of 2020 to 3.92% in the first quarter of 2021.
▪Accretion income on acquired loans was $8.3 million in the first quarter of 2021, compared to $10.7 million in the first quarter of 2020.
▪Average investment securities were $4.1 billion, or 15.5%, of average total interest earning assets for the first quarter of 2021 compared to $5.0 billion, or 18.7%, of average total interest earning assets for the first quarter of 2020. The tax equivalent yield on investment securities was 3.02% compared to 2.96% for the three months ended March 31, 2020, mainly as a result of an increase in corporate securities held in the portfolio.
▪In the first quarter of 2021, strong growth in deposits drove increases in average cash balances to $648.2 million compared to $489.7 million in the first quarter of 2020.
▪Total interest expense was $15.9 million, a decline of $45.8 million compared to the first quarter of 2020. This was mainly due to lower interest expense paid on deposits and short-term borrowings and the impact of repayment of senior notes that matured in the second quarter of 2020.
▪The cost of total deposits was 15 basis points for the first quarter of 2021 compared to 81 basis points for the same period a year ago, in line with repricing of deposits in response to the low interest rate environment.
▪The cost of borrowings was 3.97% for the first quarter of 2021 compared to 2.49% for the same period a year ago. The increase was mainly due to the change in composition of our borrowings, with average borrowings of $721.6 million in the current quarter being comprised of $86.0 million in short-term borrowings and $635.6 million in higher coupon longer term borrowings, while for the prior year quarter average borrowings of $2.6 billion were comprised of predominately shorter term borrowings.
▪The total cost of interest bearing liabilities was 0.34% for the first quarter of 2021 compared to 1.19% for the same period a year ago. The decline was due to both changes in market rates of interest and changes in funding mix.
▪Average deposits and mortgage escrow increased $854.4 million during the first quarter of 2021 compared to the same period a year ago, due to growth generated by our commercial banking teams and financial centers.

First quarter 2021 compared with linked quarter ended December 31, 2020
Net interest income decreased $4.1 million for the quarter ended March 31, 2021 compared to the linked quarter, mainly due to the impact of the two fewer days of interest income recorded in the first quarter, as well as the impact of continued prepayment activity in certain portfolios. Other key components of the changes in net interest income were the following:
▪The average balance of commercial loans decreased $438.3 million, and the average balance of residential mortgage loans declined $133.3 million.
▪The tax equivalent net interest margin was 3.43% compared to 3.38% in the linked quarter. Excluding accretion income on acquired loans, tax equivalent net interest margin increased five basis points to 3.30%.
▪The yield on loans was 3.92% compared to 3.90% for the linked quarter. The increase was mainly due to prepayment fees on multi-family and other loans. Accretion income on acquired loans decreased $288 thousand to $8.3 million for the first quarter of 2021.
▪The remaining balance of PPP loans in the portfolio was $110.1 million at the end of the quarter, and all loans are in process of being forgiven. We recognized $367 thousand in PPP loan fees as interest income in the first quarter of 2021, compared to $846 thousand in the linked quarter. The decline was due to lower levels of repayments.
▪The tax equivalent yield on interest earning assets was 3.68% compared to 3.69% in the linked quarter, primarily as a result of an increase in the amount of cash held as a proportion of total earnings assets.
▪The tax equivalent yield on investment securities was 3.02% compared to 2.94% for the linked quarter. The increase in yield was mainly due to an increase in corporate securities.
▪The cost of total deposits decreased seven basis points to 15 basis points, mainly due to deposit repricing in response to the low interest rate environment.
▪Total interest expense decreased $4.7 million as a result of continued repricing of deposits and the impact of repayment of higher cost FHLB borrowings.
▪The total cost of borrowings increased 62 basis points to 3.97%, mainly due to the change in mix of borrowings with shorter term borrowings representing a smaller percentage of total borrowings.

▪Average deposits and mortgage escrow decreased by $302.3 million and average borrowings decreased by $130.4 million relative to the linked quarter.

Non-interest Income

($ in thousands)	For the three months ended			Change %
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Deposit fees and service charges	$6,622	$5,975	$6,563	(0.9)%	9.8%
Accounts receivable management / factoring commissions and other related fees	5,538	6,498	5,426	(2.0)%	(16.5)%
Bank owned life insurance (“BOLI”)	5,018	4,961	4,955	(1.3)%	(0.1)%
Loan commissions and fees	11,024	13,220	10,477	(5.0)%	(20.7)%
Investment management fees	1,847	1,700	1,852	0.3%	8.9%
Net gain (loss) on sale of securities	8,412	(111)	719	(91.5)%	NM
Net gain on security calls	4,880	—	—	NM	NM
Other	3,985	1,678	2,364	(40.7)%	40.9%
Total non-interest income	47,326	33,921	32,356	(31.6)%	(4.6)%
Net gain (loss) on sale of securities	8,412	(111)	719	(91.5)%	NM
Adjusted non-interest income	$38,914	$34,032	$31,637	(18.7)%	(7.0)%

First quarter 2021 compared with first quarter 2020
Adjusted non-interest income decreased $7.3 million in the first quarter of 2021 to $31.6 million, compared to $38.9 million in the same quarter last year. The decrease was mainly due to net gains realized on security calls in the first quarter of 2020 that did not recur, as well as from the impact of lower transactional volume in our derivatives business. In the first quarter of 2020, we realized a gain of $8.4 million on the sale of available for sale securities, which we sold to fund commercial loan growth.
Loan commissions and fees in the first quarter of 2020 included a $2.8 million gain on sale of small business equipment finance loans, which did not recur in 2021. In the first quarter of 2021, loan commissions and fees included $1.8 million in fees in connection with second round PPP loans originated by a third party in respect of which we earned a referral fee. A total of 1,118 loans closed with a principal amount of $160.9 million.
First quarter 2021 compared with linked quarter ended December 31, 2020
Adjusted non-interest income decreased approximately $2.4 million relative to the linked quarter to $31.6 million primarily as a result of a gain on sale of PPP loans of $3.7 million in the linked quarter. Treasury management fees, swap fees and net mortgage loan servicing fees increased versus the linked quarter.

In the first quarter of 2021, we realized a gain of $719 thousand on sale of securities, compared to a loss of $111 thousand in the fourth quarter of 2020.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Compensation and benefits	$54,876	$56,563	$58,087	5.9%	2.7%
Stock-based compensation plans	6,006	5,222	6,617	10.2	26.7
Occupancy and office operations	15,199	14,742	14,515	(4.5)	(1.5)
Information technology	8,018	9,559	9,246	15.3	(3.3)
Amortization of intangible assets	4,200	4,200	3,776	(10.1)	(10.1)
FDIC insurance and regulatory assessments	3,206	2,865	3,230	0.7	12.7
Other real estate owned (“OREO”), net	52	283	(68)	NM	NM
Impairment related to financial centers and real estate consolidation strategy	—	13,311	633	NM	NM
Loss on extinguishment of borrowings	744	2,749	—	NM	NM
Other expenses	22,412	23,979	22,129	(1.3)	(7.7)
Total non-interest expense	$114,713	$133,473	$118,165	3.0	(11.5)
Full time equivalent employees (“FTEs”) at period end	1,619	1,460	1,457	(10.0)	(0.2)
Operating efficiency ratio, as reported[7]	44.3%	52.1%	47.2%	290	(490)
Operating efficiency ratio, as adjusted[7]	42.4	43.0	44.3	190	130
7 See a reconciliation of non-GAAP financial measures beginning on page 20.

First quarter 2021 compared with first quarter 2020
Total non-interest expense increased $3.5 million relative to the first quarter of 2020. Key components of the change in non-interest expense between the periods include the following:
▪Compensation and benefits increased $3.2 million mainly due to a higher bonus compensation accrual and an increase in medical costs incurred in the first quarter.
▪Occupancy and office operations expense decreased $684 thousand, mainly due to the consolidation of financial centers and other back-office locations. In the first quarter of 2021, we sold two financial centers, and exited two leases for financial center and back office location.
▪Information technology expense increased $1.2 million mainly due to the amortization of investments related to various back-office automation and digital banking initiatives.
▪Impairment related to financial centers and our real estate consolidation strategy represents loss on sale of financial center and other locations and early termination payments on leased locations.
First quarter 2021 compared with linked quarter ended December 31, 2020
Total non-interest expense decreased $15.3 million to $118.2 million. Key components of the change in non-interest expense include the following:
▪Compensation and benefits increased $1.5 million to $58.1 million in the first quarter of 2021. The increase was mainly due to payroll taxes and employer contributions to benefit plans, which are usually higher in the first quarter of the year compared to other quarters.
▪Loss on extinguishment of borrowings in the linked quarter was incurred in connection with the repayment of $250.0 million of FHLB advances and $30.0 million of subordinated notes - Bank.
▪Other expenses decreased by $1.9 million versus the linked quarter, mainly due to lower charitable contributions and other donations and lower write-downs associated with repossessed assets related to foreclosed equipment finance loans.
Taxes
We recorded income tax expense of $23.0 million in the first quarter of 2021, compared to income tax expense of $18.6 million in the linked quarter and income tax benefit of $8.0 million in the prior year quarter. For the three months ended March 31, 2021, we recorded income tax expense at an estimated effective income tax rate of 18.8% compared to 19.5% for the three months ended December 31, 2020.

Key Balance Sheet Highlights as of March 31, 2021

($ in thousands)	As of			Change % / bps
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Total assets	$30,335,036	$29,820,138	$29,914,282	(1.4)%	0.3%
Total portfolio loans, gross	21,709,957	21,848,409	21,151,973	(2.6)	(3.2)
Commercial & industrial (“C&I”) loans	8,483,474	9,160,268	8,451,615	(0.4)	(7.7)
Commercial real estate loans (including multi-family)	10,399,566	10,238,650	10,421,131	0.2	1.8
Acquisition, development and construction (“ADC”) loans	524,714	642,943	618,295	17.8	(3.8)
Total commercial loans	19,407,754	20,041,861	19,491,041	0.4	(2.7)
Residential mortgage loans	2,077,534	1,616,641	1,486,597	(28.4)	(8.0)
Loan portfolio composition:
Commercial & industrial (“C&I”) loans	39.1%	41.9%	40.0%	90	(190)
Commercial real estate loans (including multi-family)	47.9	46.9	49.3	140	240
Acquisition, development and construction (“ADC”) loans	2.4	2.9	2.9	50	—
Residential and consumer	10.6	8.3	7.8	(280)	(50)
BOLI	$616,648	$629,576	$630,430	2.2	0.1
Core deposits[9]	20,704,023	21,482,525	22,216,035	7.3	3.4
Total deposits	22,558,280	23,119,522	23,841,718	5.7	3.1
Municipal deposits (included in core deposits)	2,091,259	1,648,945	2,047,349	(2.1)	24.2
Investment securities, net	4,614,513	4,039,456	4,241,457	(8.1)	5.0
Investment securities, net to earning assets	17.2%	15.4%	16.5%	(70)	110
Total borrowings	$2,598,698	$1,321,714	$667,499	(74.3)	(49.5)
Loans to deposits	96.2%	94.5%	88.7%	(750)	(580)
Core deposits[9] to total deposits	91.8	92.9	93.2	140	30
9 Core deposits include retail, commercial and municipal transaction, money market, savings accounts and certificates of deposit accounts, and reciprocal Certificate of Deposit Account Registry balances and exclude brokered and wholesale deposits.

Highlights related to balance sheet items as of March 31, 2021 were the following:
▪C&I loans and commercial real estate loans represented 89.3% of our loan portfolio at March 31, 2021 compared to 87.0% a year ago. C&I loans includes traditional C&I, PPP, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans.
▪A slowdown in mortgage refinance activity drove a $558.7 million decline in our mortgage warehouse lending balance at the end of the first quarter and was the primary driver of the decline in total portfolio, total commercial loans and total portfolio balance.
▪In the first quarter of 2021, we sold $70.0 million of commercial real estate loan which were mostly rated substandard or special mention. We recorded charge-offs of $5.9 million against the allowance for credit losses - loans to reduce the carrying value of loans to fair value prior to completing the transaction.
▪In the fourth quarter of 2020, we sold $464.2 million of PPP loans, which included the majority of such loans for which the forgiveness process had not yet been started.
▪Residential mortgage loans were $1.5 billion at March 31, 2021, a decline of $130.0 million from the linked quarter and a decline of $590.9 million from the same period a year ago. The decline was mainly due to repayments, and as compared to the same period a year ago also reflected our 2020 sale of non-performing residential mortgage loans with a net book value of $53.2 million.
▪Core deposits at March 31, 2021 were $22.2 billion an increase of $733.5 million compared to December 31, 2020, and an increase of $1.5 billion compared to March 31, 2020. The increase in the first quarter included increases primarily in interest bearing and non-interest bearing transaction accounts, money market accounts and municipal deposits. Certificate of deposit accounts declined $273.8 million as higher costing balances matured and were not renewed. Compared to

March 31, 2020, certificate of deposit accounts declined $920.3 million. The growth in core and total deposits is a result both of our successful deposit gathering strategies as well as the increase in liquidity in the banking system overall, from government stimulus and other measures implemented in response to the economic downturn brought about by the pandemic.
▪Municipal deposits at March 31, 2021 were $2.0 billion, an increase of $398.4 million relative to December 31, 2020. Municipal deposits generally increase in the first quarter of the year from tax collections by local municipalities.
▪Investment securities, net increased by $202.0 million from December 31, 2020 and decreased $373.1 million from March 31, 2020, representing 16.5% of earning assets at March 31, 2021. In the first quarter of 2021 the increase in investment securities included the purchase of US Treasury and corporate securities in response to the significant levels of excess liquidity generated by deposit inflows and the contraction in our loan portfolio.
▪Total borrowings at March 31, 2021 were $667.5 million, a decrease of $654.2 million relative to December 31, 2020 and a decrease of $1.9 billion relative to March 31, 2020, in both cases largely as a result of the repayments of higher costing FHLB borrowings.
▪On April 1, 2021, we redeemed the remaining balance of subordinated notes - Bank with a principal balance of $145.0 million at March 31, 2021 and coupon interest rate of 5.25%.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Provision for credit losses - loans	$136,577	$27,500	$10,000	(92.7)%	(63.6)%
Net charge-offs	6,955	27,343	12,914	85.7	(52.8)
Allowance for credit losses (“ACL”) - loans	326,444	326,100	323,186	(1.0)	(0.9)
Loans 30 to 89 days past due, accruing	69,769	72,912	42,165	(39.6)	(42.2)
Non-performing loans	253,750	167,059	168,557	(33.6)	0.9
Annualized net charge-offs to average loans	0.13%	0.50%	0.25%	12	(25)
Special mention loans	$132,356	$461,458	$494,452	273.6	7.1
Substandard loans	402,393	528,760	590,109	46.6	11.6
ACL - loans to total loans	1.50%	1.49%	1.53%	3	4
ACL - loans to non-performing loans	128.6	195.2	191.7	6,310	(350)
For the three months ended March 31, 2021, provision for credit losses on portfolio loans was $10.0 million. The provision for credit losses is based on our reasonable and supportable forecasts of expected future losses inherent in our portfolio.
Net charge-offs were $12.9 million in the first quarter of 2021 and consisted of $5.9 million in charge-offs related to the sale of $70.0 million of CRE loans, most of which were rated special mention or substandard, a charge-off of $5.0 million on a large non-performing construction loan and $2.0 million of other net charge-offs.
Non-performing loans increased by $1.5 million to $168.6 million at March 31, 2021 compared to the linked quarter. Loans 30 to 89 days past due were $42.2 million, a decrease of $30.7 million from the linked quarter.
Special mention loans increased $33.0 million compared to the linked quarter. Substandard loans, which include non-performing loans, increased $61.3 million relative to the linked quarter. The increase was mainly due to CRE and multi-family loans, the majority of which are related to borrowers that previously requested payment forbearance under the CARES Act. The increases in special mention and substandard loans in the first quarter of 2021 are after recording the impact of the sale of a portfolio of CRE loans that contained a total of $60.1 million in loans rated special mention or substandard. As of March 31, 2021, loan payment deferrals were $130.5 million, or 0.6% of the total portfolio loans.
For additional information on our credit quality metrics including delinquency, criticized and classified see page 17, “Asset Quality Information by Portfolio”.

Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	March 31, 2020	December 31, 2020	March 31, 2021	Y-o-Y	Linked Qtr
Total stockholders’ equity	$4,422,424	$4,590,514	$4,620,164	4.5%	0.6%
Preferred stock	137,363	136,689	136,458	(0.7)	(0.2)
Goodwill and other intangible assets	1,789,646	1,777,046	1,773,270	(0.9)	(0.2)
Tangible common stockholders’ equity [10]	$2,495,415	$2,676,779	$2,710,436	8.6	1.3
Common shares outstanding	194,460,656	192,923,371	192,567,901	(1.0)	(0.2)
Book value per common share	$22.04	$23.09	$23.28	5.6	0.8
Tangible book value per common share [10]	12.83	13.87	14.08	9.7	1.5
Tangible common equity as a % of tangible assets [10]	8.74%	9.55%	9.63%	89	8
Est. Tier 1 leverage ratio - Company	9.41	10.14	10.50	109	36
Est. Tier 1 leverage ratio - Company fully implemented	9.06	9.80	10.15	N/A	35
Est. Tier 1 leverage ratio - Bank	9.99	11.33	11.76	177	43
Est. Tier 1 leverage ratio - Bank fully implemented	9.65	11.01	11.42	N/A	41

[10] See a reconciliation of non-GAAP financial measures beginning on page 20.
Total stockholders’ equity increased $29.7 million to $4.6 billion versus the linked quarter as a result of net income of $99.2 million, stock-based compensation and stock option exercises of $7.4 million, partially offset by common stock repurchases of $27.3 million, common shares acquired from stock compensation plan activity of $6.6 million, common dividends of $13.5 million, preferred dividends of $2.2 million, and other comprehensive loss of $27.2 million.

We elected the five-year transition provision to delay for two years the full impact on regulatory capital of our adoption of the Current Expected Credit Loss (“CECL”) accounting standard, followed by a three year transition period. The March 31, 2021 fully implemented ratio data reflects the full impact of CECL and excludes the benefits of phase-ins.

Tangible book value per common share was $14.08 at March 31, 2021, which represented an increase of 9.7% compared to a year ago.

Subsequent Event
As announced and further described in a separate press release issued by Sterling Bancorp today, Sterling Bancorp and Webster Financial Corporation, have entered into a merger agreement under which the companies will combine in an all stock merger of equals transaction.

Conference Call Information
In light of the announcement earlier today of entry into a merger agreement with Webster Financial Corporation (“Webster”), there will be a joint conference call to discuss the transaction and first quarter earnings at 8:30 A.M. Eastern Time today. To listen to the live call, please dial 877-407-8289 (US) or 201-689-8341 (International). A webcast can be accessed via Webster’s Investor Relations website at www.wbst.com. Sterling has cancelled its originally scheduled earnings conference call on April 22, 2021.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of services and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the Company and the the proposed transaction, between Webster and the Company. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Webster and the Company; the outcome of any legal proceedings that may be instituted against Webster or the Company; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain stockholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Webster and the Company do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Webster and the Company successfully; and other factors that may affect the future results of Webster and the Company. Additional factors that could cause results to differ materially from those described above can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on the Company's investor relations website, https://sterlingbank.gcs-web.com/investor-relations, under the heading "Financials" and in other documents the Company files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

IMPORTANT ADDITIONAL INFORMATION
In connection with the proposed transaction, Webster will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of Webster and the Company and a Prospectus of Webster , as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Webster and the Company will be submitted to the Company's stockholders and Webster's stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND STOCKHOLDERS OF WEBSTER AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Webster and the Company, without charge, at the SEC's website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Kristen Manginelli, Director of Investor Relations, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702, (203) 578-2202 or to Emlen Harmon, Managing Director, Investor Relations, Sterling Bancorp, Two Blue Hill Plaza, Second Floor, Pearl River, New York 10965, (845) 369-8040.

PARTICIPANTS IN THE SOLICITATION
Webster, the Company, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Webster and the Company in connection with the proposed transaction under the rules of the SEC. Information regarding Webster’s directors and executive officers is available in its definitive proxy statement relating to its 2021 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2021, and other documents filed by Webster with the SEC. Information regarding Sterling’s directors and executive officers is available in its definitive proxy statement relating to its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2021, and other documents filed by Sterling with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

Sterling Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	March 31, 2020	December 31, 2020	March 31, 2021
Assets:
Cash and cash equivalents	$348,636	$305,002	$935,633
Investment securities, net	4,614,513	4,039,456	4,241,457
Loans held for sale	8,124	11,749	36,237
Portfolio loans:
Commercial and industrial (“C&I”)	8,483,474	9,160,268	8,451,614
Commercial real estate (including multi-family)	10,399,566	10,238,650	10,421,132
Acquisition, development and construction (“ADC”) loans	524,714	642,943	618,295
Residential mortgage	2,077,534	1,616,641	1,486,597
Consumer	224,669	189,907	174,335
Total portfolio loans, gross	21,709,957	21,848,409	21,151,973
Allowance for credit losses	(326,444)	(326,100)	(323,186)
Total portfolio loans, net	21,383,513	21,522,309	20,828,787
FHLB and Federal Reserve Bank Stock, at cost	240,722	166,190	153,968
Accrued interest receivable	102,101	97,505	103,323
Premises and equipment, net	228,526	202,555	199,782
Goodwill	1,683,482	1,683,482	1,683,482
Other intangibles	106,164	93,564	89,788
BOLI	616,648	629,576	630,430
Other real estate owned	11,815	5,347	5,227
Other assets	990,792	1,063,403	1,006,168
Total assets	$30,335,036	$29,820,138	$29,914,282
Liabilities:
Deposits	$22,558,280	$23,119,522	$23,841,718
FHLB borrowings	1,955,451	382,000	—
Federal Funds Purchased	—	277,000	—
Other borrowings	27,562	27,101	31,679
Senior notes	171,422	—	—
Subordinated notes - Company	271,019	491,910	492,063
Subordinated notes - Bank	173,244	143,703	143,757
Mortgage escrow funds	96,491	59,686	82,245
Other liabilities	659,143	728,702	702,656
Total liabilities	25,912,612	25,229,624	25,294,118
Stockholders’ equity:
Preferred stock	137,363	136,689	136,458
Common stock	2,299	2,299	2,299
Additional paid-in capital	3,749,508	3,761,993	3,745,890
Treasury stock	(660,069)	(686,911)	(699,415)
Retained earnings	1,125,702	1,291,628	1,377,341
Accumulated other comprehensive income	67,621	84,816	57,591
Total stockholders’ equity	4,422,424	4,590,514	4,620,164
Total liabilities and stockholders’ equity	$30,335,036	$29,820,138	$29,914,282

Shares of common stock outstanding at period end	194,460,656	192,923,371	192,567,901
Book value per common share	$22.04	$23.09	$23.28
Tangible book value per common share[1]	12.83	13.87	14.08
[1] See reconciliation of non-GAAP financial measures beginning on page 20.

.
Sterling Bancorp and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2020	December 31, 2020	March 31, 2021
Interest and dividend income:
Loans and loan fees	$235,439	$214,522	$205,855
Securities taxable	20,629	15,679	15,352
Securities non-taxable	12,997	11,839	11,738
Other earning assets	4,462	570	902
Total interest and dividend income	273,527	242,610	233,847
Interest expense:
Deposits	45,781	13,417	8,868
Borrowings	15,974	7,167	7,065
Total interest expense	61,755	20,584	15,933
Net interest income	211,772	222,026	217,914
Provision for credit losses - loans	136,577	27,500	10,000
Provision for credit losses - held to maturity securities	1,703	—	—
Net interest income after provision for credit losses	73,492	194,526	207,914
Non-interest income:
Deposit fees and service charges	6,622	5,975	6,563
Accounts receivable management / factoring commissions and other related fees	5,538	6,498	5,426
BOLI	5,018	4,961	4,955
Loan commissions and fees	11,024	13,220	10,477
Investment management fees	1,847	1,700	1,852
Net gain (loss) on sale of securities	8,412	(111)	719
Net gain on security calls	4,880	—	—
Other	3,985	1,678	2,364
Total non-interest income	47,326	33,921	32,356
Non-interest expense:
Compensation and benefits	54,876	56,563	58,087
Stock-based compensation plans	6,006	5,222	6,617
Occupancy and office operations	15,199	14,742	14,515
Information technology	8,018	9,559	9,246
Amortization of intangible assets	4,200	4,200	3,776
FDIC insurance and regulatory assessments	3,206	2,865	3,230
Other real estate owned, net	52	283	(68)
Impairment related to financial centers and real estate consolidation strategy	—	13,311	633
Loss on extinguishment of borrowings	744	2,749	—
Other	22,412	23,979	22,129
Total non-interest expense	114,713	133,473	118,165
Income before income tax expense	6,105	94,974	122,105
Income tax (benefit) expense	(8,042)	18,551	22,955
Net income	14,147	76,423	99,150
Preferred stock dividend	1,976	1,966	1,963
Net income available to common stockholders	$12,171	$74,457	$97,187
Weighted average common shares:
Basic	196,344,061	193,036,678	191,890,512
Diluted	196,709,038	193,530,930	192,621,907
Earnings per common share:
Basic earnings per share	$0.06	$0.39	$0.51
Diluted earnings per share	0.06	0.38	0.50
Dividends declared per share	0.07	0.07	0.07

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Total assets	$30,335,036	$30,839,893	$30,617,722	$29,820,138	$29,914,282
Tangible assets [1]	28,545,390	29,054,447	28,836,476	28,043,092	28,141,012
Securities available for sale	2,660,835	2,620,624	2,419,458	2,298,618	2,524,671
Securities held to maturity, net	1,956,177	1,924,955	1,781,892	1,740,838	1,716,786
Loans held for sale[2]	8,124	44,437	36,826	11,749	36,237
Portfolio loans	21,709,957	22,295,267	22,281,940	21,848,409	21,151,973
Goodwill	1,683,482	1,683,482	1,683,482	1,683,482	1,683,482
Other intangibles	106,164	101,964	97,764	93,564	89,788
Deposits	22,558,280	23,600,621	24,255,333	23,119,522	23,841,718
Municipal deposits (included above)	2,091,259	1,724,049	2,397,072	1,648,945	2,047,349
Borrowings	2,598,698	2,582,609	993,535	1,321,714	667,499
Stockholders’ equity	4,422,424	4,484,187	4,557,785	4,590,514	4,620,164
Tangible common equity [1]	2,495,415	2,561,599	2,639,622	2,676,779	2,710,436
Quarterly Average Balances
Total assets	30,484,433	30,732,914	30,652,856	30,024,165	29,582,605
Tangible assets [1]	28,692,033	28,944,714	28,868,840	28,244,364	27,806,859
Loans, gross:
Commercial real estate (includes multi-family)	10,288,977	10,404,643	10,320,930	10,191,707	10,283,292
ADC	497,009	519,517	636,061	685,368	624,259
C&I:
Traditional C&I (includes PPP loans)	2,470,570	3,130,248	3,339,872	3,155,851	2,917,721
Asset-based lending[3]	1,107,542	981,518	864,075	876,377	751,861
Payroll finance[3]	217,952	173,175	143,579	162,762	146,839
Warehouse lending[3]	1,089,576	1,353,885	1,550,425	1,637,507	1,546,947
Factored receivables[3]	229,126	188,660	163,388	214,021	224,845
Equipment financing[3]	1,703,016	1,677,273	1,590,855	1,535,582	1,474,993
Public sector finance[3]	1,216,326	1,286,265	1,481,260	1,532,899	1,583,066
Total C&I	8,034,108	8,791,024	9,133,454	9,114,999	8,646,272
Residential mortgage	2,152,440	2,006,400	1,862,390	1,691,567	1,558,266
Consumer	233,643	219,052	206,700	195,870	182,461
Loans, total[4]	21,206,177	21,940,636	22,159,535	21,879,511	21,294,550
Securities (taxable)	2,883,367	2,507,384	2,363,059	2,191,333	2,103,768
Securities (non-taxable)	2,163,206	2,122,672	2,029,805	1,964,451	1,951,210
Other interest earning assets	727,511	669,422	610,938	487,696	800,204
Total interest earning assets	26,980,261	27,240,114	27,163,337	26,522,991	26,149,732
Deposits:
Non-interest bearing demand	4,346,518	5,004,907	5,385,939	5,530,334	5,521,538
Interest bearing demand	4,616,658	4,766,298	4,688,343	4,870,544	4,981,415
Savings (including mortgage escrow funds)	2,800,021	2,890,402	2,727,475	2,712,041	2,717,622
Money market	7,691,381	8,035,750	8,304,834	8,577,920	8,382,533
Certificates of deposit	3,237,990	2,766,580	2,559,325	2,158,348	1,943,820
Total deposits and mortgage escrow	22,692,568	23,463,937	23,665,916	23,849,187	23,546,928
Borrowings	2,580,922	2,101,016	1,747,941	852,057	721,642
Stockholders’ equity	4,506,537	4,464,403	4,530,334	4,591,770	4,616,660
Tangible common stockholders’ equity [1]	2,576,558	2,538,842	2,609,179	2,675,055	2,704,227

[1] See a reconciliation of non-GAAP financial measures beginning on page 20.
[2] Loans held for sale mainly includes commercial syndication loans.
[3] Asset-based lending, payroll finance, warehouse lending, factored receivables, equipment finance and public sector finance comprise our commercial finance loan portfolio.
[4] Includes loans held for sale, but excludes allowance for credit losses.

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Common Share Data	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Basic earnings per share	$0.06	$0.25	$0.43	$0.39	$0.51
Diluted earnings per share	0.06	0.25	0.43	0.38	0.50
Adjusted diluted (loss) earnings per share, non-GAAP [1]	(0.02)	0.29	0.45	0.49	0.51
Dividends declared per common share	0.07	0.07	0.07	0.07	0.07
Book value per common share	22.04	22.35	22.73	23.09	23.28
Tangible book value per common share[1]	12.83	13.17	13.57	13.87	14.08
Shares of common stock o/s	194,460,656	194,458,805	194,458,841	192,923,371	192,567,901
Basic weighted average common shares o/s	196,344,061	193,479,757	193,494,929	193,036,678	191,890,512
Diluted weighted average common shares o/s	196,709,038	193,604,431	193,715,943	193,530,930	192,621,907
Performance Ratios (annualized)
Return on average assets	0.16%	0.64%	1.07%	0.99%	1.33%
Return on average equity	1.09	4.40	7.24	6.45	8.54
Return on average tangible assets	0.17	0.68	1.14	1.05	1.42
Return on average tangible common equity	1.90	7.73	12.57	11.07	14.58
Return on average tangible assets, adjusted [1]	(0.04)	0.79	1.21	1.33	1.42
Return on avg. tangible common equity, adjusted [1]	(0.49)	9.02	13.37	14.03	14.64
Operating efficiency ratio, as adjusted [1]	42.4	45.1	43.1	43.0	44.3
Analysis of Net Interest Income
Accretion income on acquired loans	$10,686	$10,086	$9,172	$8,560	$8,272
Yield on loans	4.47%	4.03%	3.82%	3.90%	3.92%
Yield on investment securities - tax equivalent [2]	2.96	3.05	3.09	2.94	3.02
Yield on interest earning assets - tax equivalent [2]	4.13	3.79	3.63	3.69	3.68
Cost of interest bearing deposits	1.00	0.61	0.40	0.29	0.20
Cost of total deposits	0.81	0.48	0.31	0.22	0.15
Cost of borrowings	2.49	2.26	1.95	3.35	3.97
Cost of interest bearing liabilities	1.19	0.78	0.53	0.43	0.34
Net interest rate spread - tax equivalent basis [2]	2.94	3.01	3.10	3.26	3.34
Net interest margin - GAAP basis	3.16	3.15	3.19	3.33	3.38
Net interest margin - tax equivalent basis [2]	3.21	3.20	3.24	3.38	3.43
Capital
Tier 1 leverage ratio - Company [3]	9.41%	9.51%	9.93%	10.14%	10.50%
Tier 1 leverage ratio - Bank only [3]	9.99	10.09	10.48	11.33	11.76
Tier 1 risk-based capital ratio - Bank only [3]	12.19	12.24	12.39	13.38	14.02
Total risk-based capital ratio - Bank only [3]	13.80	13.85	13.86	14.73	15.40
Tangible common equity - Company [1]	8.74	8.82	9.15	9.55	9.63
Condensed Five Quarter Income Statement
Interest and dividend income	$273,527	$253,226	$244,658	$242,610	$233,847
Interest expense	61,755	39,927	26,834	20,584	15,933
Net interest income	211,772	213,299	217,824	222,026	217,914
Provision for credit losses	138,280	56,606	30,000	27,500	10,000
Net interest income after provision for credit losses	73,492	156,693	187,824	194,526	207,914
Non-interest income	47,326	26,090	28,225	33,921	32,356
Non-interest expense	114,713	124,881	119,362	133,473	118,165
Income before income tax (benefit) expense	6,105	57,902	96,687	94,974	122,105
Income tax (benefit) expense	(8,042)	7,110	12,280	18,551	22,955
Net income	$14,147	$50,792	$84,407	$76,423	$99,150

[1] See a reconciliation of non-GAAP financial measures beginning on page 20.
[2] Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION BY PORTFOLIO
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Credit Losses Roll Forward	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Balance, beginning of period	$106,238	$326,444	$365,489	$325,943	$326,100
Implementation of CECL accounting standard:
Gross up from purchase credit impaired loans	22,496	—	—	—	—
Transition amount charged to equity	68,088	—	—	—	—
Provision for credit losses - loans	136,577	56,606	31,000	27,500	10,000
Loan charge-offs[1]:
Traditional C&I	(298)	(3,988)	(1,089)	(17,757)	(1,027)
Asset-based lending	(985)	(1,500)	(1,297)	—	—
Payroll finance	—	(560)	—	(730)	—
Factored receivables	(7)	(3,731)	(6,893)	(2,099)	(4)
Equipment financing	(4,793)	(7,863)	(42,128)	(3,445)	(2,408)
Commercial real estate	(1,275)	(11)	(3,650)	(3,266)	(2,933)
Multi-family	—	(154)	—	(430)	(3,230)
ADC	(3)	(1)	—	(307)	(5,000)
Residential mortgage	(1,072)	(702)	(17,353)	(23)	(267)
Consumer	(1,405)	(172)	(97)	(62)	(391)
Total charge-offs	(9,838)	(18,682)	(72,507)	(28,119)	(15,260)
Recoveries of loans previously charged-off[1]:
Traditional C&I	475	116	677	194	468
Payroll finance	9	1	262	38	2
Factored receivables	4	1	185	122	406
Equipment financing	1,105	387	816	217	854
Commercial real estate	60	584	—	174	487
Multi-family	—	1	—	—	—
Acquisition development & construction	105	—	—	—	—
Residential mortgage	—	—	—	1	37
Consumer	1,125	31	21	30	92
Total recoveries	2,883	1,121	1,961	776	2,346
Net loan charge-offs	(6,955)	(17,561)	(70,546)	(27,343)	(12,914)
Balance, end of period	$326,444	$365,489	$325,943	$326,100	$323,186
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$252,205	$260,333	$180,795	$166,889	$168,555
NPLs still accruing	1,545	272	56	170	2
Total NPLs	253,750	260,605	180,851	167,059	168,557
Other real estate owned	11,815	8,665	6,919	5,346	5,227
Non-performing assets (“NPAs”)	$265,565	$269,270	$187,770	$172,405	$173,784
Loans 30 to 89 days past due	$69,769	$66,268	$68,979	$72,912	$42,165
Net charge-offs as a % of average loans (annualized)	0.13%	0.32%	1.27%	0.50%	0.25%
NPLs as a % of total loans	1.17	1.17	0.81	0.76	0.80
NPAs as a % of total assets	0.88	0.87	0.61	0.58	0.58
Allowance for credit losses as a % of NPLs	128.6	140.2	180.2	195.2	191.7
Allowance for credit losses as a % of total loans	1.50	1.64	1.46	1.49	1.53
Special mention loans	$132,356	$141,805	$204,267	$461,458	$494,452
Substandard loans	402,393	415,917	375,427	528,760	590,109
Doubtful loans	—	—	—	304	295

[1] There were no charge-offs or recoveries on warehouse lending or public sector finance loans during the periods presented. There were no asset-based lending recoveries during the periods presented.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION BY PORTFOLIO
(unaudited, in thousands, except share and per share data)

	At or for the quarter ended March 31, 2021					CECL ACL
	Total loans	Crit/Class	30-89 Days Delinquent	NPLs	NCOs	ACL $	% of Portfolio
Traditional C&I	$2,886,337	$133,449	$3,009	$50,351	$(559)	$46,393	1.61%
Asset Based Lending	693,015	106,351	—	10,149	—	11,165	1.61
Payroll Finance	153,987	3,489	—	2,313	2	1,519	0.99
Mortgage Warehouse	1,394,945	—	—	—	—	1,232	0.09
Factored Receivables	229,629	—	—	—	402	3,237	1.41
Equipment Finance	1,475,716	53,850	2,514	28,870	(1,554)	28,025	1.90
Public Sector Finance	1,617,986	—	—	—	—	4,632	0.29
Commercial Real Estate	6,029,281	588,163	14,039	24,269	(2,446)	159,422	2.64
Multi-family	4,391,850	145,730	14,029	778	(3,230)	33,376	0.76
ADC	618,295	26,613	—	25,000	(5,000)	13,803	2.23
Total commercial loans	19,491,041	1,057,645	33,591	141,730	(12,385)	302,804	1.55
Residential	1,486,597	17,368	7,347	17,081	(230)	15,970	1.07
Consumer	174,335	9,843	1,229	9,746	(299)	4,412	2.53
Total portfolio loans	$21,151,973	$1,084,856	$42,167	$168,557	$(12,914)	$323,186	1.53

	At or for the quarter ended December 31, 2020					CECL ACL
	Total loans	Crit/Class	30-89 Days Delinquent	NPLs	NCOs	ACL $	% of Portfolio
Traditional C&I	$2,920,205	$109,258	$1,168	$19,317	$(17,563)	$42,670	1.46%
Asset Based Lending	803,004	123,266	—	5,255	—	12,762	1.59
Payroll Finance	159,237	2,300	—	2,300	(692)	1,957	1.23
Mortgage Warehouse	1,953,677	—	—	—	—	1,724	0.09
Factored Receivables	220,217	5,523	—	—	(1,977)	2,904	1.32
Equipment Finance	1,531,109	52,755	34,016	30,636	(3,228)	31,794	2.08
Public Sector Finance	1,572,819	—	—	—	—	4,516	0.29
Commercial Real Estate	5,831,990	530,199	17,229	46,127	(3,092)	155,313	2.66
Multi-family	4,406,660	106,018	11,546	4,485	(430)	33,320	0.76
ADC	642,943	31,407	—	30,000	(307)	17,927	2.79
Total commercial loans	20,041,861	960,726	63,959	138,120	(27,289)	304,887	1.52
Residential	1,616,641	19,410	7,911	18,661	(22)	16,529	1.02
Consumer	189,907	10,386	1,042	10,278	(32)	4,684	2.47
Total portfolio loans	$21,848,409	$990,522	$72,912	$167,059	$(27,343)	$326,100	1.49

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2020			March 31, 2021
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$9,114,999	$83,429	3.64%	$8,646,272	$78,006	3.66%
Commercial real estate (includes multi-family)	10,191,707	105,193	4.11	10,283,292	103,625	4.09
ADC	685,368	6,500	3.77	624,259	5,856	3.80
Commercial loans	19,992,074	195,122	3.88	19,553,823	187,487	3.89
Consumer loans	195,870	2,028	4.12	182,461	2,081	4.63
Residential mortgage loans	1,691,567	17,372	4.11	1,558,266	16,287	4.18
Total gross loans [1]	21,879,511	214,522	3.90	21,294,550	205,855	3.92
Securities taxable	2,191,333	15,679	2.85	2,103,768	15,352	2.96
Securities non-taxable	1,964,451	14,985	3.05	1,951,210	14,858	3.05
Interest earning deposits	331,587	105	0.13	648,178	149	0.09
FHLB and Federal Reserve Bank Stock	156,109	465	1.18	152,026	753	2.01
Total securities and other earning assets	4,643,480	31,234	2.68	4,855,182	31,112	2.60
Total interest earning assets	26,522,991	245,756	3.69	26,149,732	236,967	3.68
Non-interest earning assets	3,501,174			3,432,873
Total assets	$30,024,165			$29,582,605
Interest bearing liabilities:
Demand and savings [2] deposits	$7,582,585	$3,230	0.17%	$7,699,037	$2,513	0.13%
Money market deposits	8,577,920	6,065	0.28	8,382,533	3,813	0.18
Certificates of deposit	2,158,348	4,122	0.76	1,943,820	2,542	0.53
Total interest bearing deposits	18,318,853	13,417	0.29	18,025,390	8,868	0.20
Other borrowings	261,787	518	0.79	85,957	36	0.17
Subordinated debentures - Bank	168,222	2,293	5.45	143,722	1,957	5.45
Subordinated debentures - Company	422,048	4,356	4.13	491,963	5,072	4.12
Total borrowings	852,057	7,167	3.35	721,642	7,065	3.97
Total interest bearing liabilities	19,170,910	20,584	0.43	18,747,032	15,933	0.34
Non-interest bearing deposits	5,530,334			5,521,538
Other non-interest bearing liabilities	731,151			697,375
Total liabilities	25,432,395			24,965,945
Stockholders’ equity	4,591,770			4,616,660
Total liabilities and stockholders’ equity	$30,024,165			$29,582,605
Net interest rate spread [3]			3.26%			3.34%
Net interest earning assets [4]	$7,352,081			$7,402,700
Net interest margin - tax equivalent		225,172	3.38%		221,034	3.43%
Less tax equivalent adjustment		(3,146)			(3,120)
Net interest income		222,026			217,914
Accretion income on acquired loans		8,560			8,272
Tax equivalent net interest margin excluding accretion income on acquired loans		$216,612	3.25%		$212,762	3.30%
Ratio of interest earning assets to interest bearing liabilities	138.4%			139.5%

1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2020			March 31, 2021
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$8,034,108	$89,150	4.46%	$8,646,272	$78,006	3.66%
Commercial real estate (includes multi-family)	10,288,977	110,742	4.33	10,283,292	103,625	4.09
ADC	497,009	6,320	5.11	624,259	5,856	3.80
Commercial loans	18,820,094	206,212	4.41	19,553,823	187,487	3.89
Consumer loans	233,643	2,939	5.06	182,461	2,081	4.63
Residential mortgage loans	2,152,440	26,288	4.89	1,558,266	16,287	4.18
Total gross loans [1]	21,206,177	235,439	4.47	21,294,550	205,855	3.92
Securities taxable	2,883,367	20,629	2.88	2,103,768	15,352	2.96
Securities non-taxable	2,163,206	16,451	3.04	1,951,210	14,858	3.05
Interest earning deposits	489,691	1,832	1.50	648,178	149	0.09
FHLB and Federal Reserve Bank stock	237,820	2,630	4.45	152,026	753	2.01
Total securities and other earning assets	5,774,084	41,542	2.89	4,855,182	31,112	2.60
Total interest earning assets	26,980,261	276,981	4.13	26,149,732	236,967	3.68
Non-interest earning assets	3,504,172			3,432,873
Total assets	$30,484,433			$29,582,605
Interest bearing liabilities:
Demand and savings [2] deposits	$7,416,679	$13,064	0.71%	$7,699,037	$2,513	0.13%
Money market deposits	7,691,381	18,396	0.96	8,382,533	3,813	0.18
Certificates of deposit	3,237,990	14,321	1.78	1,943,820	2,542	0.53
Total interest bearing deposits	18,346,050	45,781	1.00	18,025,390	8,868	0.20
Senior notes	173,323	1,434	3.31	—	—	—
Other borrowings	1,963,428	9,353	1.92	85,957	36	0.17
Subordinated debentures - Bank	173,203	2,360	5.45	143,722	1,957	5.45
Subordinated debentures - Company	270,968	2,827	4.17	491,963	5,072	4.12
Total borrowings	2,580,922	15,974	2.49	721,642	7,065	3.97
Total interest bearing liabilities	20,926,972	61,755	1.19	18,747,032	15,933	0.34
Non-interest bearing deposits	4,346,518			5,521,538
Other non-interest bearing liabilities	704,406			697,375
Total liabilities	25,977,896			24,965,945
Stockholders’ equity	4,506,537			4,616,660
Total liabilities and stockholders’ equity	$30,484,433			$29,582,605
Net interest rate spread [3]			2.94%			3.34%
Net interest earning assets [4]	$6,053,289			$7,402,700
Net interest margin - tax equivalent		215,226	3.21%		221,034	3.43%
Less tax equivalent adjustment		(3,454)			(3,120)
Net interest income		211,772			217,914
Accretion income on acquired loans		10,686			8,272
Tax equivalent net interest margin excluding accretion income on acquired loans		$204,540	3.05%		$212,762	3.30%
Ratio of interest earning assets to interest bearing liabilities	128.9%			139.5%

1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 22.
	As of and for the Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021

The following table shows the reconciliation of pretax pre-provision net revenue to adjusted pretax pre-provision net revenue[1]:

Net interest income	$211,772	$213,299	$217,824	$222,026	$217,914
Non-interest income	47,326	26,090	28,225	33,921	32,356
Total net revenue	259,098	239,389	246,049	255,947	250,270
Non-interest expense	114,713	124,881	119,362	133,473	118,165
PPNR	144,385	114,508	126,687	122,474	132,105

Adjustments:
Accretion income	(10,686)	(10,086)	(9,172)	(8,560)	(8,272)
Net (gain) loss on sale of securities	(8,412)	(485)	(642)	111	(719)
Loss on extinguishment of debt	744	9,723	6,241	2,749	—
Impairment related to financial centers and real estate consolidation strategy	—	—	—	13,311	633
Amortization of non-compete agreements and acquired customer list intangible assets	172	172	172	172	148
Adjusted PPNR	$126,203	$113,832	$123,286	$130,257	$123,895

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 22.
	As of and for the Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021

The following table shows the reconciliation of stockholders’ equity to tangible common equity and the tangible common equity ratio2:

Total assets	$30,335,036	$30,839,893	$30,617,722	$29,820,138	$29,914,282
Goodwill and other intangibles	(1,789,646)	(1,785,446)	(1,781,246)	(1,777,046)	(1,773,270)
Tangible assets	28,545,390	29,054,447	28,836,476	28,043,092	28,141,012
Stockholders’ equity	4,422,424	4,484,187	4,557,785	4,590,514	4,620,164
Preferred stock	(137,363)	(137,142)	(136,917)	(136,689)	(136,458)
Goodwill and other intangibles	(1,789,646)	(1,785,446)	(1,781,246)	(1,777,046)	(1,773,270)
Tangible common stockholders’ equity	2,495,415	2,561,599	2,639,622	2,676,779	2,710,436
Common stock outstanding at period end	194,460,656	194,458,805	194,458,841	192,923,371	192,567,901
Common stockholders’ equity as a % of total assets	14.13%	14.10%	14.44%	14.94%	14.99%
Book value per common share	$22.04	$22.35	$22.73	$23.09	$23.28
Tangible common equity as a % of tangible assets	8.74%	8.82%	9.15%	9.55%	9.63%
Tangible book value per common share	$12.83	$13.17	$13.57	$13.87	$14.08

The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[3]:

Average stockholders’ equity	$4,506,537	$4,464,403	$4,530,334	$4,591,770	$4,616,660
Average preferred stock	(137,579)	(137,361)	(137,139)	(136,914)	(136,687)
Average goodwill and other intangibles	(1,792,400)	(1,788,200)	(1,784,016)	(1,779,801)	(1,775,746)
Average tangible common stockholders’ equity	2,576,558	2,538,842	2,609,179	2,675,055	2,704,227
Net income available to common	12,171	48,820	82,438	74,457	97,187
Net income, if annualized	48,951	196,353	327,960	296,209	394,147
Reported return on avg tangible common equity	1.90%	7.73%	12.57%	11.07%	14.58%
Adjusted net (loss) income (see reconciliation on page 22)	$(3,124)	$56,926	$87,682	$94,323	$97,603
Annualized adjusted net (loss) income	(12,565)	228,955	348,822	375,242	395,834
Adjusted return on average tangible common equity	(0.49)%	9.02%	13.37%	14.03%	14.64%

The following table shows the reconciliation of reported return on average tangible assets and adjusted return on average tangible assets[4]:

Average assets	$30,484,433	$30,732,914	$30,652,856	$30,024,165	$29,582,605
Average goodwill and other intangibles	(1,792,400)	(1,788,200)	(1,784,016)	(1,779,801)	(1,775,746)
Average tangible assets	28,692,033	28,944,714	28,868,840	28,244,364	27,806,859
Net income available to common	12,171	48,820	82,438	74,457	97,187
Net income, if annualized	48,951	196,353	327,960	296,209	394,147
Reported return on average tangible assets	0.17%	0.68%	1.14%	1.05%	1.42%
Adjusted net (loss) income (see reconciliation on page 22)	$(3,124)	$56,926	$87,682	$94,323	$97,603
Annualized adjusted net (loss) income	(12,565)	228,955	348,822	375,242	395,834
Adjusted return on average tangible assets	(0.04)%	0.79%	1.21%	1.33%	1.42%

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 22.
	As of and for the Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[5]:

Net interest income	$211,772	$213,299	$217,824	$222,026	$217,914
Non-interest income	47,326	26,090	28,225	33,921	32,356
Total revenue	259,098	239,389	246,049	255,947	250,270
Tax equivalent adjustment on securities	3,454	3,411	3,258	3,146	3,120
Net (gain) loss on sale of securities	(8,412)	(485)	(642)	111	(719)
Depreciation of operating leases	(3,492)	(3,136)	(3,130)	(3,130)	(3,124)
Adjusted total revenue	250,648	239,179	245,535	256,074	249,547
Non-interest expense	114,713	124,881	119,362	133,473	118,165
Impairment related to financial centers and real estate consolidation strategy	—	—	—	(13,311)	(633)
Loss on extinguishment of borrowings	(744)	(9,723)	(6,241)	(2,749)	—
Depreciation of operating leases	(3,492)	(3,136)	(3,130)	(3,130)	(3,124)
Amortization of intangible assets	(4,200)	(4,200)	(4,200)	(4,200)	(3,776)
Adjusted non-interest expense	106,277	107,822	105,791	110,083	110,632
Reported operating efficiency ratio	44.3%	52.2%	48.5%	52.1%	47.2%
Adjusted operating efficiency ratio	42.4	45.1	43.1	43.0	44.3

The following table shows the reconciliation of reported net income (GAAP) and earnings per share to adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share(non-GAAP)[6]:

Income before income tax expense	$6,105	$57,902	$96,687	$94,974	$122,105
Income tax (benefit) expense	(8,042)	7,110	12,280	18,551	22,955
Net income (GAAP)	14,147	50,792	84,407	76,423	99,150
Adjustments:
Net (gain) loss on sale of securities	(8,412)	(485)	(642)	111	(719)
Loss on extinguishment of debt	744	9,723	6,241	2,749	—
Impairment related to financial centers and real estate consolidation strategy.	—	—	—	13,311	633
Amortization of non-compete agreements and acquired customer list intangible assets	172	172	172	172	148
Total pre-tax adjustments	(7,496)	9,410	5,771	16,343	62
Adjusted pre-tax (loss) income	(1,391)	67,312	102,458	111,317	122,167
Adjusted income tax (benefit) expense	(243)	8,414	12,807	15,028	22,601
Adjusted net (loss) income (non-GAAP)	(1,148)	58,898	89,651	96,289	99,566
Preferred stock dividend	1,976	1,972	1,969	1,966	1,963
Adjusted net (loss) income available to common stockholders (non-GAAP)	$(3,124)	$56,926	$87,682	$94,323	$97,603

Weighted average diluted shares	196,709,038	193,604,431	193,715,943	193,530,930	192,621,907
Reported diluted EPS (GAAP)	$0.06	$0.25	$0.43	$0.38	$0.50
Adjusted diluted EPS (non-GAAP)	(0.02)	0.29	0.45	0.49	0.51

The non-GAAP/as adjusted measures presented above are used by our management and the Company’s Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP/adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

1 PPNR is a non-GAAP financial measure calculated by summing our GAAP net interest income plus GAAP non-interest income minus our GAAP non-interest expense and eliminating provision for credit losses and income taxes. We believe the use of PPNR provides useful information to readers of our financial statements because it enables an assessment of our ability to generate earnings to cover credit losses through a credit cycle. Adjusted PPNR includes the adjustments we make for adjusted earnings and excludes accretion income. We believe adjusted PPNR supplements our PPNR calculation. We use this calculation to assess our performance in the current operating environment.

2 Stockholders’ equity as a percentage of total assets, book value per common share, tangible common equity as a percentage of tangible assets and tangible book common value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.

3 Reported return on average tangible common equity and adjusted return on average tangible common equity measures provide information to evaluate the use of our tangible common equity.

4 Reported return on average tangible assets and adjusted return on average tangible assets measures provide information to help assess our profitability.

5 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.

6 Adjusted net income available to common stockholders and adjusted diluted earnings per share present a summary of our earnings, which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability.